Exhibit 99.1

FOR FURTHER INFORMATION: AT CBRE REALTY FINANCE:	INVESTOR RELATIONS CONTACT:
Michael Angerthal	Leslie Loyet
Chief Financial Officer	Analysts/Investors
(860) 275-6222	(312) 640-6672
michael.angerthal@cbrerealtyfinance.com	lloyet@frbir.com

FOR IMMEDIATE RELEASE

MONDAY, FEBRUARY 26, 2007

CBRE REALTY FINANCE, INC. ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2006 RESULTS

Financial Highlights:

•

Fourth quarter AFFO increased 41 percent to $5.9 million, or $0.19 per diluted common share, from $4.2 million in the previous quarter and 130 percent from $2.5 million for the same quarter in the previous year. For the year, AFFO was $20.8 million or $0.91 per diluted common share.

•

Net investment income grew 67 percent to $9.4 million from $5.6 million in the previous quarter and 72 percent from $5.4 million for the same quarter in the previous year. For the year, net investment income was $24.8 million.

•

Net income available to common stockholders for the fourth quarter increased 56 percent to $3.5 million, or $0.12 per diluted common share, from $2.3 million in the previous quarter and $1.7 million for the same quarter in the previous year. For the year, net income was $13.7 million, or $0.60 per diluted common share.

•	Fifteen new investments totaling $271.0 million were originated during the fourth quarter. For the year the Company closed 66 investments totaling $1.04 billion.

•	Total assets increased 13 percent from the prior quarter to approximately $1.5 billion and 144 percent from year-end 2005.

•

A cash dividend of $0.19 per share of common stock was declared, payable with respect to the quarter ended December 31, 2006. The dividend represents an increase of 46 percent from the dividend of $0.13 per share paid with respect to the same quarter in the previous year. For the year, the Company declared dividends of $0.82 per share.

Hartford, CT, February 26, 2007 – CBRE Realty Finance, Inc. (NYSE: CBF) today reported results for the quarter and full year ended December 31, 2006.

CBRE Realty Finance reported adjusted funds from operations (“AFFO”) for the fourth quarter of 2006 of $5.9 million, or $0.19 per diluted common share, as compared to $2.5 million, or $0.13 per diluted common share, for the fourth quarter 2005. AFFO for the full year ended December 31, 2006 was $20.8 million, or $0.91 per diluted common share, as compared to $2.8 million, or $0.14 per diluted common share for the period May 10, 2005 (inception) to December 31, 2005.

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CBRE Realty Finance, Inc.

Net income for the fourth quarter 2006 was $3.5 million, or $0.12 per diluted common share, as compared to $1.7 million, or $0.09 per diluted common share, for the fourth quarter 2005. For the full year 2006, net income was $13.7 million, or $0.60 per diluted common share, compared to $1.1 million, or $0.05 per diluted common share for the period May 10, 2005 (inception) to December 31, 2005. Net investment income for the fourth quarter 2006 was $9.4 million, compared to $5.4 million for the fourth quarter 2005. Net investment income represents investment income related to its debt investments, less interest expense on the Company’s borrowings related to its debt investments.

Investment Activity

The Company originated $271.0 million of new investments during the fourth quarter 2006. Approximately 36 percent, or $96.4 million, of the Company’s fourth quarter 2006 investments were originated through its CBRE/Melody network affiliation. The Company’s fourth quarter loan investments had a weighted average loan-to-value ratio of 78 percent and an average term of 3.6 years, with 51 percent comprised of first mortgage loans.

Keith Gollenberg, chief executive officer, commented, “The fourth quarter was our first full quarter as a public company and we’re off to a solid start with a continued showing of strong volume near the top of our stated range and strong 41 percent AFFO growth from the prior quarter. The foundation of our company, which is built on our team, our CBRE/Melody affiliation and our disciplined investment strategy, is solid and we are poised for continued growth throughout 2007. Looking ahead, this foundation will allow us to effectively compete in our markets, make informed lending decisions quicker, evaluate all appropriate investment opportunities, produce increasing yields, and enhance shareholder value.”

The following is a summary of the Company’s investments originated during the fourth quarter ended December 31, 2006:

Asset Description	Investments ($ in thousands)	% Allocation of Investments	Fixed Rate: Average Yield	Floating Rate Average Spread over LIBOR

Whole Loans - floating rate (1)	80,230	29.6%	-	L + 2.05%
Whole Loans - fixed rate (1)	56,566	20.9%	7.18%	-
Structured - floating rate	60,344	22.3%	-	L + 5.28%
Structured - fixed rate	41,000	15.1%	8.89%	-
CMBS - floating rate	16,945	6.2%	-	L + 1.83%
CMBS - fixed rate	15,655	5.8%	6.68%	-
Joint Venture Investments	255	0.1%	-	-
Total / Average	270,995	100%	7.73%	L + 3.27%

(1)	Includes originated whole loans, acquired whole loans and bridge loans. Debt investments are presented net of unamortized fees, discounts, and unfunded commitments.

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CBRE Realty Finance, Inc.

For the full year 2006, the Company originated $1.04 billion of new investments of which $652.3 million, or 63 percent, were sourced through its affiliated CBRE/Melody network. The Company’s overall investment portfolio increased from $538.1 million at December 31, 2005 to $1.37 billion at December 31, 2006. The Company’s loan portfolio, at December 31, 2006, consisted of 33 percent floating rate and 67 percent fixed rate loans, with a weighted average maturity of 3.4 years and a weighted average loan-to-value ratio of 69 percent.

Operating Results

Debt investments (whole loans, structured loans and CMBS) generated investment income of $22.9 million and $64.6 million for the fourth quarter and full year 2006, respectively.

Interest expense on borrowings related to the Company’s debt investments was $13.6 million for the fourth quarter 2006 and reflects interest expense on $508.5 million of investment grade notes issued by the Company’s first collateralized debt obligation (“CDO”), borrowings under the secured warehouse repurchase facilities and $50.0 million of trust preferred securities. For the 2006 year, interest expense totaled $39.8 million.

At December 31, 2006, the Company’s debt-to-book equity ratio was 2.4x.

The weighted average borrowing cost for the Company’s secured debt and long-term capital was 5.9 percent for the quarter ended December 31, 2006 and 5.9 percent for the full year 2006.

During the quarter, $0.2 million, or $0.01 per diluted common share, was contributed to AFFO by the Company’s consolidated and unconsolidated investments in joint ventures. For the year 2006, joint ventures provided $1.8 million, or $0.08 per diluted common share, toward AFFO.

At December 31, 2006, the Company has one $31.8 million loan classified as a non-performing loan (NPL). NPLs represent loans on non-accrual status. The Company believes there is collateral value in excess of the book value for this asset. In addition, the Company has one separate $19.7 million loan on its watch list. Watch list assets are determined through the Company’s quarterly comprehensive portfolio review process in which assets that meet internal risk criteria are identified requiring proactive asset management focus. The Company has had no impairments or loss reserves since inception.

Keith Gollenberg noted, “We believe the mezzanine loan classified as non-performing and the mezzanine loan added to our watch list are a specific borrower issue and that the collateral values exceed all of the debt and accrued interest. Our overall portfolio remains very healthy.”

Liquidity and Funding

At December 31, 2006, the Company had $17.9 million of cash and cash equivalents and $59.5 million of restricted cash. The restricted cash is comprised primarily of $43.6 million of other escrow reserve requirements related to tenant improvements and leasing reserves on a number of the Company’s first mortgage loans and $7.5 million of cash held by the trustee of the Company’s first CDO.

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CBRE Realty Finance, Inc.

Loan prepayments and amortization payments totaled $102.0 million during the 2006 fourth quarter and $217.1 million for the full year 2006.

In February 2007, the Company amended its master repurchase agreement with Wachovia Bank, N.A. by increasing the maximum borrowing capacity to $700.0 million for the period ending on the earlier of April 30, 2007 or the refinancing of the assets on the warehouse line. After which, the maximum borrowing capacity will be $300.0 million. As of December 31, 2006, the Company had total borrowing capacity of $1.35 billion on its three secured warehouse repurchase facilities and had $433.4 million outstanding.

Dividends

On December 18, 2006, the Company announced that its Board of Directors declared a cash dividend of $0.19 per share of common stock, payable with respect to the quarter ended December 31, 2006. The dividend represents an increase of $0.06, or 46 percent, from the dividend of $0.13 made in respect of the fourth quarter of 2005. The dividend was paid on January 16, 2007 to stockholders of record as of the close of business on December 29, 2006.

For the year ended December 31, 2006, the Company has paid cash dividends of $0.82 per share of common stock.

Outlook

For fiscal year 2007, the Company expects to generate AFFO per diluted share and diluted GAAP earnings per share of between $1.10 to $1.20 and $0.86 to $0.96, respectively.

Conference Call Details

Our executive management team will host a conference call and audio webcast for investors on Tuesday, February 27, 2007, at 11:00 a.m. Eastern Time to discuss fourth quarter and full year 2006 financial results. The call can be accessed live by dialing 800-811-8845 or by visiting CBRE Realty Finance, Inc.’s website at www.cbrerealtyfinance.com or at www.earnings.com.

Investors may access a replay by dialing 888-203-1112, passcode 2789457, which will be available through March 6, 2007. The webcast replay will also be archived in the “Investor Relations” section of the company’s website.

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company.

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CBRE Realty Finance, Inc.

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 9 of this release.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company’s forward-looking statements include the Company’s future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, changes in interest rates, debt securities market, general economy or commercial finance and real estate markets specifically, credit conditions of the Company’s portfolio and in the market generally, performance and financial condition of borrowers and corporate customers, increased prepayments of the mortgage and other loans underlying the Company’s investments, and other factors, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Financial Tables Follow

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CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc.

Consolidated Statement of Income

(Unaudited, amounts in thousands, except per share and share data)

	For the Three Months Ended December 31, 2006	For the Three Months Ended December 31, 2005		For the Year Ended December 31, 2006	For the Period May 10, 2005 (inception) through December 31, 2005

Revenues:
Investment income	$22,615	$7,984		$64,631	$9,342
Property operating income	2,298	—		6,100	—
Other income	719	796		3,322	3,057

Total revenues	25,632	8,780		74,053	12,399

Expenses:
Interest expense	14,241	2,550		42,181	2,664
Management fees	2,071	1,410		6,515	3,158
Property operating expenses	1,376	—		3,110	—
Other general and administrative (including $1,088, $817, $3,867 and $1,770, respectively of stock-based compensation)	3,479	2,583		10,404	5,549
Depreciation/amortization	368	—		1,532	—

Total expenses	21,535	6,543		63,742	11,31

Gain on sale of investment	—	—		258	17
Gain (loss) on derivatives	(82)	(511)		3,552	7

Income from continuing operations before equity in net income of unconsolidated joint ventures	4,015	1,726		14,121	1,052
Equity in net loss of unconsolidated joint ventures	(502)	—		(453)	—

Net income before minority interest	3,513	1,726		13,668	1,052
Minority interest	(34)	—		(75)	—

Net income	$3,547	$1,726		$13,743	$1,052

Weighted-average shares of common stock outstanding:
Basic	30,138,217	20,000,000		22,688,444	20,000,000

Diluted	30,334,188	20,108,317		22,837,282	20,108,317

Earnings per share of common stock:
Basic	$0.12	$0.09		$0.61	$0.05

Diluted	$0.12	$0.09		$0.60	$0.05

Dividends declared per share of common stock	$0.19	$0.19	*	$0.82	$0.19

*	$0.13 of the $0.19 of total dividends declared in the 4th quarter of 2005 were made in respect to the 4th quarter of 2005, the remaining $0.06 were made in respect to the 3rd quarter of 2005

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CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc.

Consolidated Balance Sheet

(Amounts in thousands, except per share and share data)

	(Unaudited)	(Audited)
	December 31, 2006	December 31, 2005
Assets:
Cash and cash equivalents	$17,933	$49,377
Restricted cash	59,520	3,239
Loans and other lending investments, net	1,090,874	448,280
Commercial mortgage-backed securities, at fair value	222,333	81,499
Real estate, net	66,277	31,923
Investment in joint ventures	41,046	—
Derivative assets	373	1,642
Accrued interest	6,656	3,452
Other assets	17,677	4,306

Total assets	$1,522,689	$623,718

Liabilities and Stockholders’ Equity:
Liabilities:
Bonds payable	$508,500	$—
Repurchase obligations	433,438	304,825
Mortgage payable	52,194	25,001
Derivative liabilities	7,549	631
Management fee payable	712	469
Dividends payable	5,814	2,674
Accounts payable and accrued expenses	4,739	4,123
Other liabilities	47,060	5,928
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	50,000	—

Total liabilities	1,110,006	343,651

Commitments and contingencies	—	—
Minority interest	813	436

Stockholders’ Equity:
Preferred stock, par value $.01 per share: 50,000,0000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $.01 per share: 100,000,000 shares authorized; 30,601,142 and 20,567,755 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	306	206
Additional paid-in capital	420,986	284,029
Accumulated other comprehensive loss	(1,469)	(1,748)
Retained earnings (accumulated deficit)	(7,953)	(2,856)

Total stockholders’ equity	411,870	279,631

Total liabilities and stockholders’ equity	$1,522,689	$623,718

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CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc.

Funds From Operations and Adjusted Funds From Operations

(Unaudited, amounts in thousands, except per share and share data)

	For the Three Months Ended December 31, 2006	For the Three Months Ended December 31, 2005	For the Year Ended December 31, 2006	For the Period May 10, 2005 (inception) through December 31, 2005

Funds from operations:
Net income	$3,547	$1,726	$13,743	$1,052
Adjustments:
Depreciation	451	—	1,141	—
Gain (losses) from debt restructuring	—	—	—	—
Gain (losses) from sale of property	—	—	—	—
Funds from discontinued operations	—	—	—	—
Real estate depreciation and amortization—unconsolidated ventures	769	—	2,027	—

Funds from operations (1)	$4,767	$1,726	$16,911	$1,052

Adjusted funds from operations:
Amortization of deferred stock-based compensation	1,088	817	3,867	1,770
Straight-line rental income—unconsolidated joint ventures	(287)	—	(287)	—
Fair value lease (SFAS 141) adjustment, net	289	—	289	—

Adjusted funds from operations	$5,857	$2,543	$20,780	$2,822

Weighted-average shares of common stock outstanding:
Basic	30,138,217	20,000,000	22,688,444	20,000,000

Diluted	30,334,188	20,108,317	22,837,282	20,108,317

FFO share of common stock:
Basic	$0.16	$0.09	$0.75	$0.05

Diluted	$0.16	$0.09	$0.74	$0.05

AFFO share of common stock:
Basic	$0.19	$0.13	$0.92	$0.14

Diluted	$0.19	$0.13	$0.91	$0.14

(1)	FFO for the period May 10, 2005 (inception) through December 31, 2005 includes one-time inceptions costs of $931

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CBRE Realty Finance, Inc.

Funds from Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) are non-GAAP financial measures, which are widely recognized measures of REIT performance. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate depreciation and amortization and after adjustments for unconsolidated/uncombined partnerships and joint ventures. The Company presents FFO and AFFO because it considers them important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company also uses FFO and AFFO as one of several criteria to determine performance-based equity bonuses for members of the Company’s senior management team. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs, providing perspective not immediately apparent from net income. The Company considers gains and losses on the sale of debt investments to be a normal part of its recurring operations and therefore does not exclude such gains and losses while arriving at FFO.

AFFO is a computation often made by REIT industry analysts and investors to measure a real estate company’s cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of its liquidity position because, along with cash generated from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company’s use of AFFO may assist investors in comparing its liquidity position with that of other REITs. Further, it is the financial measure upon which incentive compensation payable under the Company’s management agreement is payable. The Company calculates AFFO by subtracting from or adding to FFO:

•

normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain the Company’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under SFAS 141; and

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation

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CBRE Realty Finance, Inc.

The Company’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs. Neither FFO nor AFFO represent cash generated from operating activities or net income in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as a measure of liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to make cash distributions. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

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